Exhibit 10.3

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of March 19, 2001 by and between IEC ELECTRONICS CORP., a Delaware corporation ("IEC" or the "Company"), and BILL R. ANDERSON ("Executive").

                                    RECITALS

      IEC desires to employ Executive to devote his full time to the business of IEC, and Executive desires to be so employed.

      In consideration of the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

      1. Employment. IEC hereby employs the Executive as Vice President, Materials and Supply Chain Management. Executive hereby accepts such employment and agrees to remain in the employ of IEC for the Term (as hereinafter defined), to perform such other or additional duties as shall be assigned to him by IEC's President and Chief Executive Officer and to abide by the terms and conditions of this Agreement. During the Term, in good faith, Executive shall exert all reasonable efforts to promote the interests of the Company and shall devote substantially all of his entire working time, attention and energies to the business of the Company. The Executive will be available to the Company, either on-site in Newark, NY or at another of the Company's facilities, for four working days each week. The fifth working day will typically occur at the Executive's permanent place of residence via e-mail, fax or teleconference. There will be occasions that will require the Executive to be in Newark, NY, or at one of the Company's other facilities, or off-site at a customer, supplier or other business related locations, on the fifth working day, or weekends, and the Executive agrees to be available at that location when such situations arise.

      2. Term of Employment. Subject to the terms and conditions of this Agreement, the term of employment under this Agreement shall commence on March 19, 2001 ("Employment Commencement Date") and shall terminate on March 18, 2002 (the "Initial Term"). The Initial Term of this Agreement may be extended for additional one-year terms (each an "Additional Term") upon the end of the Initial Term, or any successor Additional Term, provided the Executive and the Company shall agree in writing to such an extension of term.

      3.    Compensation.

            A.    Base Salary.
                  For all services to be rendered to the Company and its affiliates by Executive in any capacity, IEC shall pay to Executive an annual base salary at the annual rate of not less than $160,000 ("Base Salary"). The Base Salary of Executive shall be reviewed at least annually and may be increased from time to time in the sole discretion of the President and Chief Executive Officer. Base Salary shall be payable in accordance with the customary payroll practices of IEC, subject to such deductions and withholdings as may be required by law or agreed to by Executive.

            B. Sign-on Bonus. A sign-on bonus of $25,000 shall be payable to Executive upon completion of 30 days employment from the Employment Commencement Date.

           C. Performance Bonus. Provided Executive is an employee of the Company on September 30, 2001, Executive shall be entitled to a performance bonus for the fiscal year ending September 30, 2001 payable in accordance with the IEC Electronics Corp. Incentive Compensation Bonus Plan, as modified, for fiscal year 2001, and subject to its terms and conditions.

           In subsequent fiscal years, Executive shall be entitled to such performance bonus based upon such performance goals and targets as shall be established for such successive fiscal year by the Board of Directors.

      4. Benefits. Executive will be entitled to all benefits of full-time employees or officers as set forth in IEC's Policy Manual as to which he meets the eligibility requirements universally applicable to all such employees and such other benefits as may be accorded to executives from time to time.

      5. Stock Options. Pursuant to the Company's 1993 Stock Option Plan, IEC will grant Executive on the Employment Commencement Date a stock option for 60,000 shares of IEC common stock at an exercise price equal to the fair market value of IEC's common stock on that date. To the extent permitted by Section 422 of the Internal Revenue Code, the option will be an incentive stock option. The option will vest in the following manner:

        (i)  10,000 shares will be immediately vested and exercisable; and
        (ii) 50,000 shares will vest in 25% increments beginning one year from the date of grant.

            The stock option will expire seven years from the date of grant and will contain such other terms and conditions as are customary in the Company's stock options. Future stock options will be granted at the discretion of the Board of Directors pursuant to its policies and guidelines.

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      6.  Relocation Assistance.

          A. In connection with Executive's relocation to New York State, IEC will reimburse Executive in the manner and to the extent set forth below:

                (i) reasonable and customary expenses incurred in the sale of Executive's home in Pennsylvania and in the purchase of a new home in the Rochester/Newark, New York area (such expenses include out-of-pocket closing costs such as sales commissions, broker fees, title insurance, title charges, recording fees, transfer taxes, survey fees, termite inspections, home inspections, legal fees, and such other costs as are customarily paid by a seller and buyer in the respective areas where the sale and purchase are made);

                (ii) reasonable expenses incurred in transporting normal household goods to the new location;

                (iii) reasonable temporary living
expenses incurred while awaiting occupancy in the new home for a period not to exceed 90 days from the Employment Commencement Date; and (iv) other benefits set forth in the Company's Executive Relocation Policy.

        B. The relocation payments made to Executive by Company in Section 6A(i)-(iii) above shall not exceed $10,000 in the aggregate without the prior approval of the Compensation Committee of the Company's Board of Directors.

        C. In lieu of the relocation benefits provided for in Section 6A(i) and (ii), Executive may, at his option, provided he notifies the Company in writing prior to the expiration of 90 days from the Employment Commencement Date, extend the period for the payment of temporary living expenses (as set forth in Section 6A(iii)) for up to an additional 275 days (the "Extended Period"). During the Extended Period, however, the Company's reimbursement for temporary living expenses shall include only those expenses for rent and utilities. In addition, Executive agrees that, should he resign his employment with the Company or should he terminate this Agreement for any reason prior to the expiration of the Initial Term, Executive will reimburse the Company on the last day worked the total amount of the temporary living expenses paid to him during the Extended Period.

     7. Termination or Employment/Severance Payment.

        A. Termination of Employment by Company - In General. In the event of the termination of employment of Executive by the Company prior to the expiration of the Term or an Additional Term, as the case may be, for any reason other than Termination for Cause (as hereinafter defined), death, disability, or a Change in Control (as hereinafter defined), the Company will continue to pay the Executive for a period of one year following such termination an amount equal to the Executive's annual Base Salary at the annual rate then in effect less any sums which may be due from Executive to Company at such time. Payments of such amount will be made in installments which are in accordance with the customary payroll practices of the Company but will not be less than once a month. In addition, the Company will provide Executive with Executive's then current health, dental, life and accidental death and dismemberment insurance benefits for a period of one year following such termination. All payments made to Executive hereunder will be subject to all applicable employment and withholding taxes.

        B. Termination of Employment- following Change in Control. In the event of the termination of employment of Executive within the two year period following a Change in Control (as hereinafter defined) of the Company, and such termination is (i) by the Company for any reason other than Termination for Cause (as hereinafter defined), death or disability, or (ii) by the Executive for "Good Reason" (as hereinafter defined), the Company will pay the Executive for a period of one year following such termination an aggregate amount equal to the sum of (x) Executive's Base Salary at the annual rate then in effect and (y) the average annual performance bonus paid to Executive during the three full fiscal years preceding termination. Payments of such amount less any sums which may be due from Executive to Company at such time will be made in installments which are in accordance with the customary payroll practices of the Company but will not be less than once a month. In addition, Executive will be immediately vested in any retirement, incentive, or option plans or agreements then in effect and the Company will continue to provide Executive with Executive's then current health, dental, life and accidental death and dismemberment insurance benefits for a period of one year. All payments made to Executive hereunder will be subject to all applicable employment and withholding taxes.

        C. Limitations. Notwithstanding anything in this Agreement to the contrary, the maximum amount of cash and other benefits payable (whether on a current or deferred basis and whether or not includible in income for income tax purposes) under Section 7B of this Agreement (the "Severance Benefits") shall be limited to the extent necessary to avoid causing any portion of such Severance Benefits, or any other payment in the nature of compensation to the Executive, to be treated as a "parachute payment" within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended. Any adjustment required to satisfy the limitation described in the preceding sentence shall be accomplished first by reducing any cash payments that would otherwise be made to the Executive and then, if further reductions are necessary, by adjusting other benefits as determined by the Company.


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        D. Certain Definitions.

           Change in Control. A "Change in Control" shall be deemed to have occurred (i) on the date that any person or group deemed a person under Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, other than the Company or any person or group who has reported or is required to report such ownership on Schedule 13G under such Act, in a transaction or series of transactions, has become the beneficial owner, directly or indirectly (with beneficial ownership as determined as provided in Rule 13d-3, or any successor rule under such Act), of 15% or more of the outstanding voting securities of the Company; or (ii) on the date on which one third or more of the members of the Board of Directors shall consist of persons other than Current Directors (for these purposes, a "Current Director" shall mean any member of the Board of Directors elected at or continuing in office after the 2001 Annual Meeting of Shareholders, any successor of a Current Director who has been approved by a majority of the Current Directors then on the Board, and any other person who has been approved by a majority of the Current Directors then on the Board); or
(iii) on the date of (x) the merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, would not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all shareholders of the corporation would be entitled in the election of directors or where the members of the Board of Directors of the Company, immediately prior to the merger or consolidation, would not immediately after the merger or consolidation, constitute a majority of the Board of Directors of the corporation issuing cash or securities in the merger or consolidation or (y) on the date of the sale or other disposition of all or substantially all the assets of the Company.

            Termination for Cause. The Company shall have the right to terminate the services of Executive at any time without further liability or obligations to Executive if:

(i) Executive has failed or refused to perform such services as may reasonably be delegated or assigned to Executive consistent with the Executive's position, by the Board of Directors; (ii) Executive has been grossly negligent in connection with the performance of Executive's duties; (iii) Executive has committed acts involving dishonesty, willful misconduct, breach of fiduciary duty, fraud, or any similar offense which materially affects Executive's ability to perform Executive's duties for the Company or may materially adversely affect the Company; or (iv) Executive has been convicted of a felony; or (v) Executive has violated or breached in any respect any material term, covenant or condition contained in this Agreement.

           Termination of the services of Executive for Cause shall not be effective unless and until acted upon by the Board of Directors and unless and until written notice shall have been given to Executive, which notice shall include identification with specificity of each and every factual basis or incident upon which the termination is based. Notwithstanding the preceding sentence, in connection with the termination of the services of Executive for Cause under clauses (i) and (ii) above, the Board of Directors shall take no action until Executive has been provided written notice of the services Executive has failed or refused to perform or has performed in a grossly negligent manner and Executive shall have had 15 days after receiving such written notice to remedy the situation, if possible.

            Good Reason. Good Reason shall mean the occurrence or existence of any of the following with respect to Executive: (i) Executive's annual rate of salary is reduced from the annual rate then currently in effect or Executive's other employee benefits are in the aggregate materially reduced from those then currently in effect (unless such reduction of employee benefits applies to employees of the Company generally), or (ii) Executive's place of employment is moved more than 50 miles from its then current location, or (iii) Executive is assigned duties that are demeaning or are otherwise materially inconsistent with the duties then currently performed by Executive.

            Before Executive may terminate his employment for Good Reason, Executive must notify the Company in writing of his intention to terminate and the Company shall have 15 days after receiving such written notice to remedy the situation, if possible.

            E. Release. Notwithstanding the foregoing, IEC may condition the entitlement of Executive or his estate, heirs and beneficiaries, as applicable, to any payment or benefit under this Section 7 upon receipt of a fully executed general release in favor of IEC and its affiliates in reasonable form to be prepared by IEC.

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      8. Confidential Information. Executive acknowledges and agrees that
Executive will be exposed to Confidential Information, knowledge or data as described below and Executive further acknowledges and agrees that such Confidential Information, knowledge or data is proprietary to and a valuable trade secret of the Company and that any disclosure or unauthorized use thereof will cause irreparable harm and loss to the Company. Executive understands that the Company has invested large sums in developing these materials and it would be difficult for Executive to develop these same materials from any independent sources without expenditure of large sums of money and effort. Executive also acknowledges that any use of the Company's materials other than in the scope of Executive's employment with the Company would constitute an unlawful use and taking of the materials from the Company for which the Company would have remedies against Executive.

            Executive agrees that during the period of Executive's employment by the Company or by any parent or subsidiary of the Company and at all times thereafter, Executive will not, directly or indirectly, disclose or authorize anyone else to disclose or use or make known for Executive's or another's benefit any Confidential Information, knowledge, or data of the Company whether or not patentable or copyrightable, in any way acquired by Executive during Executive's employment by the Company or by any parent or subsidiary of the Company. Confidential Information, knowledge or data of the Company shall, for purposes of this Agreement, include but not be limited to matters not readily available to the public which are:

                  (a) of a technical nature, such as, but not limited to, methods, know-how, formulae, compositions, drawings, blueprints, compounds, processes, discoveries, machines, manufacturing procedures, techniques, computer databases, source codes, computer codes, designs, programs, prototypes, inventions, computer programs, and similar items;

                  (b) of a business nature such as, but not limited to, information about sales or lists of customers (including mailing lists), vendors, competitors, prices, costs, purchasing, profits, markets, sales and marketing methods, documents, records, contract forms, computer disks containing data or other materials and information relating to the products, services and business of the Company, product strengths and weaknesses, business processes, business and marketing plans and activities, financial information, and personnel information;

                  (c) pertaining to future developments such as, but not limited to, research and development, or future marketing or merchandising plans or ideas.
            All records (whether in hard copy or digital form), books and computer discs relating in any manner whatsoever to the Company shall be the exclusive property of the Company regardless of who actually prepared the original record or book. Executive shall not copy or cause to have copied any such records and books except in the ordinary course of business. Immediately upon termination of Executive's employment, Executive will deliver to the Company all copies of data, information and knowledge, including, without limitation, all documents, correspondence, specifications, blueprints, notebooks, reports, sketches, formulae, computer programs, sales and other manuals, price lists, customer lists, samples, and all other materials and copies thereof relating to the business of the Company obtained by Executive during the period of Executive's employment by the Company or by any parent or subsidiary of the Company which are in Executive's possession or under Executive's control.

            The foregoing shall be in addition to any obligation Executive may have under applicable law in respect of trade secrets and other legally protected information.

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      9.    Covenant Not to Compete.
            During the period of employment and during the Non-Compete Period (as hereinafter defined) the Executive will not, directly or indirectly (a) own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, consultant, independent contractor, principal, agent, stockholder or otherwise with, or have any financial interest in, or aid or assist any other person in the conduct of, any entity or business in the electronics manufacturing services industry which competes with any business, venture or activity being conducted or proposed to be conducted on the date of termination of the Executive's employment of any group, division or affiliate of the Company, in any geographic area where such business is being conducted or is proposed to be conducted at the date of cessation of the Executive's employment, or (b) persuade or attempt to persuade any officer, employee or consultant of the Company to leave the employ of the Company, or to stop providing services to the Company, or in any way interfere with the relationship between the Company and any officer, employee, director, shareholder or consultant thereof, or (c) solicit, hire or cause to be hired, directly or through another entity any person who is an employee of the Company on the date of termination of employment of Executive, or (d) induce or attempt to induce any customer, dealer, supplier or licensee to cease doing business with the Company, or in any way interfere with the relationship between any such customer, dealer, supplier or licensee and the Company or change that client's business relationship with the Company, or (e) provide or assist in providing any products or services to any clients of the Company (including any party to whom the Company has made a sales proposal within 18 months prior to the termination of employment of Executive) of the type offered by the Company. However, nothing herein shall prevent Executive from owning not more than five percent (5%) of the outstanding publicly traded shares of common stock of a corporation, as to which corporation Executive has no relationship other than as a shareholder. For purposes of this Agreement, "Non-Compete Period" shall mean either (a) a period of one year following termination of employment, whether voluntary or involuntary, for any reason other than as a result of a Change-in-Control or (b) a period of two years following termination of employment as a result of a Change-in-Control, whichever is applicable.

            Executive specifically agrees that because of Executive's special expertise and the special and unique services that Executive will be furnishing the Company, and because of the Confidential Information that will be disclosed to Executive during Executive's employment, the above stated geographic areas and time period, in and during which Executive will not compete with the Company, are reasonable in scope and duration and are necessary to afford the Company just and adequate protection against the irreparable damage which would result to the Company from any activities prohibited by this Section.

            In connection with the foregoing provisions of this Section 9, the Executive represents that Executive's experience, capabilities and circumstances are such that such provisions will not unreasonably prevent Executive from earning a livelihood and that the limitations set forth herein are reasonable and properly required for the adequate protection of the Company and its affiliates.
            If Executive in any way breaches the obligations specified in this
Section 9, the Company shall have the right, in addition to any other remedies available to it, to terminate the further payment of any amounts due, any compensation, any severance payments, or any benefits.

            If the specific prohibitions or time restriction contained in this
Section 9 shall be determined by an arbitrator or court of law or equity to be unreasonable, the arbitrator or court may amend this Section 9 to provide a reasonable geographic or time restriction which shall then be binding upon the Company and the Executive.

            In the event of a "Termination for Cause", or "Good Reason", the result of which does not provide salary and benefits continuation as identified in Section 7.A and 7.B, then Section 9 does not apply.

        10. Injunctive Relief.
Executive agrees that any breach or threatened breach by Executive of any of the provisions contained in Sections 8 and 9 cannot be remedied solely by the recovering of damages and the Company shall be entitled to an injunction against such breach or threatened breach. Nothing herein, however, shall be construed as prohibiting the Company from pursuing, in conjunction with an injunction or otherwise, any other remedies available at law or in equity for any such breach or threatened breach, including the recovery of damages from Executive.

        11. Resignations. Upon termination of Executive's employment with or without cause, Executive shall resign as an officer and director of IEC and its subsidiaries.


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        12. Notices. All notice given in connection with this Agreement shall be in writing and shall be delivered either by personal delivery, by telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by a recognized express courier or delivery service, addressed to the parties hereto at the following addresses:

      To Executive:                       To IEC Electronics Corp.:

      Bill R. Anderson                    IEC Electronics Corp.
      RD 3, Box 468E                      105 Norton Street
      Altoona, PA  16601                  Newark, NY  14513
                                          Attn:  President and Chief
                                                 Executive Officer
                                          FAX:  (315) 331-8185

or at such other address and number as either party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notice shall be deemed given when received, if sent by telegram, telex, telecopy or similar facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telex, telecopy or other facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery services, or sent by certified or registered mail, return receipt requested.

      13. Termination of Severance Payments. If Executive violates or breaches any of the agreements and covenants contained in this Agreement, the Company shall, in addition to other remedies under law or equity, be entitled to discontinue further severance payments and benefits to be made hereunder.

      14. Waiver. Any waiver of a breach of any of the terms of this Agreement shall not operate as a waiver of any other breach of such terms or of any other terms, nor shall failure to enforce any term hereof operate as a waiver of any such term or of any other term.

      15. Severability. If any term of this Agreement or the application thereof is held invalid or unenforceable, the validity or unenforceability shall not effect any other term of this Agreement which can be given effect without the invalid or unenforceable term.

      16. Governing Law; Venue. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of New York, without reference to conflict of law principles of any jurisdiction (including, without limitation, New York) which would result in the application of the domestic substantive laws of any other jurisdiction. The parties consent to the exclusive jurisdiction of the Supreme Court of New York, Monroe County or of the United States District Court of the Western District of New York for any legal action instituted by any party against any other with respect to the subject matter hereof.

      17. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or changed except by a writing signed by both parties.

      18. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns and Executive and his heirs, executors, administrators and legal representatives.


      IN WITNESS WHEREOF, Executive has executed this Agreement and the Company has caused this Agreement to be executed as of the date set forth above.
                                    IEC ELECTRONICS CORP.

                                    By:
                                          Thomas W. Lovelock
                                    Its: President and Chief Executive Officer


                                    EXECUTIVE


                                    Bill R. Anderson





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